Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Form 10-K of our report dated June 29, 2022, with respect to the consolidated financial statements of Nemaura Medical, Inc. as of March 31, 2022 and for the year then ended, which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern, included in this annual report on Form 10-K of Nemaura Medical, Inc. as of and for the year ended March 31, 2023.

/s/ Mayer Hoffman McCann P.C.

Denver, Colorado

July 13, 2023